Exhibit 4.3

2009 HANSEN NATURAL CORPORATION

STOCK INCENTIVE PLAN

FOR NON-EMPLOYEE DIRECTORS

2009 HANSEN NATURAL CORPORATION

STOCK INCENTIVE PLAN

FOR NON-EMPLOYEE DIRECTORS

1.             Purpose of the Plan

The purpose of the 2009 Hansen Natural Corporation Stock Incentive Plan for Non-Employee Directors is to attract and retain persons of ability as directors of Hansen Natural Corporation and to further align the economic interests of directors with those of the Company’s shareholders.  The Company expects that it will benefit from the added interest which such directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.             Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)   Act:  The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)   Affiliate:  With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)   Award:  An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d)   Board:  The Board of Directors of the Company.

(e)   Change of Control:  The occurrence of any of the following events:

(i) the acquisition of “beneficial ownership” by any person (as defined in Rule 13d-3 under the Act), corporation or other entity other than the Company or a wholly-owned subsidiary of the Company of 50% or more of the outstanding Shares, (ii) the sale or disposition of substantially all of the assets of the Company or (iii) the merger of the Company with another corporation in which the Shares are no longer outstanding after such merger.

(f)    Code:  The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)   Company:  Hansen Natural Corporation, and its successors and assigns.

(h)   Director:  A member of the Board.

(i)    Disability:  The complete and permanent inability of a Director to perform all of his or her duties as a Director, as determined by the Board upon the basis of such evidence, including independent medical reports and data, as the Board deems appropriate or necessary.

(j)    Effective Date:  The date the Plan is approved by the shareholders of the Company.

(k)   Eligible Director:  A Director: (i) who is not an employee of the Company or its subsidiaries or Affiliates, (ii) who does not serve as a consultant of the Company or its subsidiaries or Affiliates and (iii) whom the Company is not contractually obligated to nominate as a Director.

(l)    Exchange:  The New York Stock Exchange, or if the Shares are not listed on the New York Stock Exchange, the principal exchange on which the Shares are listed or the NASDAQ system of the National Association of Securities Dealers.

(m)  Fair Market Value:  As of any date, the closing price on the Exchange for one Share on such date, or, if no sales of stock have taken place on such date, the Fair Market Value of one Share on the most recent date on which selling prices were reported on the Exchange.  In the event that the Company’s Shares are not publicly traded on an Exchange, the Board shall determine the fair market value for all purposes.

(n)   Option:  A non-qualified stock option granted pursuant to Section 7 of the Plan.

(o)   Option Price:  The purchase price per Share of an Option, as determined pursuant to Section 7(a) of the Plan.

(p)   Other Stock-Based Awards:  Awards granted pursuant to Section 9 of the Plan.

(q)   Participant:  An Eligible Director who is selected by the Board to participate in the Plan.

(r)    Plan:  The 2009 Hansen Natural Corporation Stock Incentive Plan For Non-Employee Directors.

(s)   Shares:  Shares of common stock of the Company.

(t)    Stock Appreciation Right:  A stock appreciation right granted pursuant to Section 8 of the Plan.

3.             Shares Subject to the Plan

The total number of Shares which may be issued under the Plan is 800,000.  The Shares may consist, in whole or in part, of unissued Shares or treasury Shares.  The issuance of Shares or the payment of cash upon the exercise of an Award shall reduce the total number of Shares available under the Plan, as applicable.  Shares which are subject to Awards which terminate or lapse may be granted again under the Plan.

4.             Administration

The Plan shall be administered by the Board, which may delegate its duties and powers in whole or in part as it determines.  The Board shall have full power to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems necessary or desirable.  Any decision of the Board in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their Beneficiaries or successors).  The Board shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).  The Board shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an Award.  The Board’s decisions and determinations under the Plan need not be uniform and may be made selectively among Directors, whether or not such Directors are similarly situated.

5.             Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.             Grant Date and Vesting

(a)   Grant Date.  The Board shall only make grants of Awards, if any, to Eligible Directors on the last business day prior to the date of the Company’s annual shareholder meeting.

(b)   Vesting.  Except as otherwise provided in the Plan or an Award agreement, any Award granted under the Plan shall vest with respect to 100% of such Award, in the calendar year following the calendar year in which such Award is granted, on the last business day prior to the date of the Company’s annual shareholder meeting, provided that the recipient of any Award is an Eligible Director on such date.

7.             Terms and Conditions of Options

Options granted under the Plan shall be non-qualified for federal income tax purposes and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Board shall determine:

(a)   Option Price.  The Option Price per Share shall be determined by the Board, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(b)   Exercisability.  Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Board, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)   Exercise of Options.  Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable.  For purposes of Section 7 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence.  The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant  (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Board, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Board; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Board or generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Board, partly in such Shares or (iv) such other method approved by the Board.  No Participant shall have any rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Board pursuant to the Plan.

(d)   Option Agreement.  Each Option granted under the Plan shall be evidenced by a written Option Agreement, in a form approved by the Board.  Such Option Agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan and such other terms and conditions as the Board may specify.  Further, each such Option Agreement shall provide that unless at the time of exercise of the Option there shall be a valid and effective registration statement under the Securities Act of 1933 (the “33 Act”) and appropriate qualification and registration under applicable state securities laws relating to the Shares being acquired pursuant to the Option, the Director shall upon exercise of the Option give a representation that he or she is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the resale or distribution of any such Shares.  In the absence of such registration statement, the Director shall be required to execute a written affirmation, in a form reasonably satisfactory to the Company, of such investment intent and to further agree that he or she will not sell or transfer any Shares acquired pursuant to the Option until he or she requests and receives an opinion of the Company’s counsel to the effect that such proposed sale or transfer will not result in a violation of the ‘33 Act, or a registration statement covering the sale or transfer of the Shares has been declared effective by the Securities and Exchange Commission, or he or she obtains a no-action letter from the Securities and Exchange Commission with respect to the proposed transfer.

8.             Terms and Conditions of Stock Appreciation Rights

(a)   Grants.  The Board also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof.  A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) shall be granted at the time the related Option is granted, (B) shall cover the same Shares covered by an Option (or such lesser number of Shares as the Board may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 8 (or such additional limitations as may be included in an Award agreement).

(b)   Terms.  The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Board but in no event shall such amount be less than the greater of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option.  Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right.  Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered.  The date a notice of exercise is received by the Company shall be the exercise date.  Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Board.  Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised.  No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Board should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)   Limitations.  The Board may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

9.             Other Stock-Based Awards

The Board, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”).  Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Board shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.  Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan.  Subject to the provisions of the Plan, the Board shall determine (a) the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, (b) whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares and (c) all other terms and conditions of such Awards (including, without limitation, provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

10.           Certificates for Awards of Stock

(a)   Each Director entitled to receive Shares under the Plan shall be issued a certificate for such Shares.  Such certificate shall be registered in the name designated by the Director, and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such Shares and shall be subject to appropriate stop-transfer orders.

(b)   Shares shall be made available under the Plan either from authorized and unissued Shares, or Shares held by the Company in its treasury.  The Company shall not be required to issue or deliver any certificates for Shares prior to (i) the listing of such Shares on any stock exchange on which the Shares may then be listed and (ii) the completion of any registration or qualification of such Shares under any federal or state law, or any ruling or regulation of any governmental body, which the Board shall, in its sole discretion, determine to be necessary or advisable.

(c)   All certificates for Shares delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable federal or state securities laws, and the Board may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.  The foregoing provisions of this Section 10(c) shall not be effective if and to the extent that the Shares delivered under the Plan are covered by an effective and current registration statement under the 33 Act, or if, and so long as, the Board determines that application of such provisions is no longer required or desirable.  In making such determination, the Board may rely upon an opinion of counsel for the Company.

11.           Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)   Generally.  In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Board in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price or exercise price of any Stock Appreciation Right and/or (iii) any other affected terms of such Awards.

(b)   Change of Control. In the event of a Change of Control after the Effective Date, the Board may, in its sole discretion, provide for (i) the termination of an Award upon the consummation of the Change of Control, but only if such Award has vested and been paid out or the Participant has been permitted to exercise the Award in full for a period of not less than 10 days prior to the Change of Control, (ii) acceleration of all or any portion of an Award, (iii) the payment of any amount (in cash or, in the discretion of the Board, in the form of consideration paid to shareholders of the Company in connection with such Change of Control) in exchange for the cancellation of such Award which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights over the aggregate exercise price or Option Price of such Options or Stock Appreciation Rights, and/or (iv) issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.

12.           Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.           Nontransferability of Awards

Unless otherwise determined by the Board, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.  During the lifetime of the Director, an Option or Stock Appreciation Right shall be exercisable only by the Director.  An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14.           Indemnification

No member of the Board shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan or any award thereunder.  The Company shall indemnify all members of the Board to the extent permitted by law, from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan.

15.           Amendments or Termination

The Board may, at any time, amend or terminate the Plan.  No amendment shall, without approval by a majority of the Company’s shareholders, (i) alter the group of persons eligible to participate in the Plan, (ii) increase the maximum number of Shares which are available for Awards under the Plan or (iii) extend the period during which Awards may be granted under the Plan beyond the expiration of ten years from the effective date of the Plan.  No amendment or termination shall retroactively impair the rights of any person with respect to an Award.  Notwithstanding the foregoing, the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

16.           Miscellaneous

(a)   Nothing in this Plan or any Award granted hereunder shall confer upon any Director any right to continue as a member of the Board.

(b)   No Director shall have any claim to an Award until it is actually granted under the Plan.  To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(c)   The right of any Director or other person to any Award or Shares under the Plan may not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, except as may be required by law.  If, by reason of any attempted assignment, transfer, pledge, or encumbrance or any bankruptcy or other event happening at any time, any right to acquire Shares or exercise Options granted under the Plan would be made subject to the debts or liabilities of the Director or would otherwise devolve upon anyone else and not be enjoyed by the Director, then the Board may terminate such person’s interest in any such payment and direct that the same be held and applied to or for the benefit of the Director, or any other persons deemed to be the natural objects of his or her bounty, taking into account the expressed wishes of the Director in such manner as the Board may deem proper.

(d)   Copies of the Plan and all amendments, administrative rules and procedures and interpretations shall be made available to all Directors at all reasonable times at the Company’s headquarters.

(e)   The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.

(f)    All elections, designations, requests, notices, instructions and other communications from a Director or other person to the Board, required or permitted under the Plan, shall be in such form as is prescribed from time to time by the Board and shall be mailed by first class mail or delivered to such location as shall be specified by the Board.

(g)   The terms of the Plan shall be binding upon the Company and its successors and assigns.

(h)   Captions herein are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

17.           Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

18.           Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.  No Awards shall be granted prior to the Effective Date.